Exhibit (l)(2)

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April 7, 2020

Golub Capital BDC, Inc.

200 Park Avenue

25th Floor

New York, NY 10166

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Golub Capital BDC, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (the “Registration Statement”), as originally filed on June 27, 2019, with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement, dated April 1, 2020 (as amended, supplemented or otherwise modified, the “Prospectus Supplement” and, together with the base prospectus, dated as of June 26, 2019, included in the Registration Statement, the “Prospectus”) in connection with the issuance of 33,451,902 transferable subscription rights (the “Rights”) to subscribe for up to 33,451,902 shares (the “Shares”) of the Company’s common stock, par value $0.001 per Share (the “Common Stock”), issuable upon exercise of such Rights, filed with the Commission pursuant to Rule 497 and Rule 430B under the Securities Act.

This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and no opinion is expressed herein as to any matter other than as to the legality of the Rights and the Shares.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Certificate of Incorporation of the Company;

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(iii)	the Bylaws of the Company;

(iv)	a form of certificate evidencing the Common Stock ;

(v)	a form of subscription rights certificate evidencing the Rights (the “Subscription Rights Certificate”);

(vi)	the dealer manager agreement by and among the Company, GC Advisors LLC, Golub Capital LLC and Wells Fargo Securities, LLC (the “Dealer Manager Agreement”);

(vii)	a certificate of good standing (the “Certificate of Good Standing”) with respect to the Company, issued by the Secretary of State of the State of Delaware as of a recent date; and

(viii)	resolutions of the board of directors of the Company (the “Board of Directors”), or a duly authorized committee thereof, relating to, among other things, the authorization and approval of (a) the preparation and filing of the Registration Statement, (b) the authorization and issuance of the Rights, and (c) the authorization, issuance, offer and sale of the Shares pursuant to the Registration Statement.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of all natural persons, (ii) the legal power and authority of all persons signing on behalf of the parties to such documents, (iii) that the final terms and conditions of the issuance of the Rights are consistent with the descriptions thereof in the Prospectus, (iv) that the Shares issuable upon exercise of the Rights are offered, issued and sold in accordance with the Registration Statement and in accordance with the Subscription Rights Certificate and any other document relating to the rights and obligations of the holders of the Rights, including the Prospectus, or the manner in which the Rights are exercised for the purchase of Shares (and that such Rights, the Subscription Rights Certificate and documents are governed by the laws of the State of Delaware), and (v) that the Certificate of Good Standing remains accurate and the Registration Statement remains effective at the time of the issuance of the Rights, at all times during the applicable subscription period and at the time of the issuance and sale of the Shares.

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On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.	The Rights have been duly authorized and, when the Rights are issued in accordance with the terms of the Registration Statement, the Prospectus and the Subscription Rights Certificate, the Rights will be validly issued.

2.	The Common Stock, when (a) duly issued and sold upon exercise of the Rights as contemplated by the Registration Statement, the Prospectus Supplement and the Subscription Rights Certificate, (b) delivered to the purchaser or purchasers thereof against receipt by the Company of payment therefor at a price per Share not less than the par value per Share of Common Stock and (c) if applicable, countersigned by the transfer agent, will be validly issued, fully paid and nonassessable.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

We are members of the bar of the State of New York, and the foregoing opinions are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

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We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP